UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2222 North 111th Street Omaha, Nebraska		68164
(Address of principal executive offices)		(Zip Code)

(402) 829-6800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On February 19, 2015, Lindsay Corporation (the “Company”) entered into a Note Purchase Agreement (as defined below) pursuant to which the Company issued and sold to the Purchasers (as defined below) $115 million in aggregate principal amount of senior unsecured notes bearing an interest rate of 3.82% and having a maturity date of February 19, 2030. In addition, on February 18, 2015, the Company entered into an Amended Credit Agreement (as defined below) with respect to an unsecured $50 million revolving credit facility.

Note Purchase Agreement

On February 19, 2015, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain purchasers named therein (collectively, the “Purchasers”). Under the Note Purchase Agreement, the Company issued and sold to the Purchasers $115 million in aggregate principal amount of its unsecured 3.82% Senior Notes, Series A, due February 19, 2030 (the “Senior Notes”). The Senior Notes will be treated on a pari passu basis with the Company’s other senior unsecured indebtedness, including the Amended Credit Agreement. The offer and sale of the Notes were made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The Senior Notes bear interest at a fixed rate of 3.82% per annum and mature on February 19, 2030. Interest is payable semi-annually on February 19 and October 19 of each year, commencing on October 19, 2015. The Company may prepay the Senior Notes, in whole or in part, at any time, at a price equal to 100% of the principal amount thereof, plus a “make-whole” amount equal to the discounted value of the remaining scheduled principal and interest payments under the Senior Notes to be prepaid. The Company will be required to make an offer to prepay the Senior Notes upon the occurrence of a change of control at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

The Note Purchase Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and its subsidiaries to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make certain acquisitions, or enter into transactions with affiliates, in each case subject to certain exceptions. The Company is also required to maintain compliance with financial covenants relating to the Company’s leverage ratio and interest coverage ratio.

The Note Purchase Agreement contains customary events of default that include, among other things, payment defaults, inaccuracy of representations and warranties, covenant defaults, cross defaults with respect to material indebtedness, certain bankruptcy and insolvency events, and material judgment defaults. Upon the occurrence of an event of default, the Senior Notes may be declared to be immediately due and payable, in which event, the Company will also be required to pay a “make-whole” amount and all accrued and unpaid interest.

The Company intends to use the proceeds of the sale of the Senior Notes for general corporate purposes, including for acquisitions, dividends and share repurchases.

The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Amended Credit Agreement

On February 18, 2015, the Company entered into an unsecured Amended and Restated Revolving Credit Agreement (the “Amended Credit Agreement”), by and between the Company and Wells Fargo Bank, National Association (the “Bank”). The Amended Credit Agreement amends and restates the Revolving Credit Agreement, dated January 24, 2008, as amended on January 23, 2010, January 23, 2011, February 13, 2013 and January 22, 2014, by and between the Company and the Bank.

The Amended Credit Agreement increases the borrowing capacity under the unsecured revolving credit facility from $30 million to $50 million and extends the termination date from February 13, 2016 to February 18, 2018. The interest rate on borrowings under the Amended Credit Agreement was unchanged and will continue to be at a spread to LIBOR based on the Company’s leverage ratio.

The Amended Credit Agreement contains certain affirmative and negative covenants, including financial covenants relating to the Company’s interest coverage ratio and leverage ratio. In addition, the Amended Credit Agreement contains customary representations and warranties of the Company. Upon the occurrence of any event of default specified in the Amended Credit Agreement, including a change in control of the Company, the commitments thereunder may be terminated and all amounts due thereunder may be declared to be immediately due and payable.

The Company intends to use borrowings under the Amended Credit Agreement for working capital and general corporate purposes.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Note Purchase Agreement, dated as of February 19, 2015, by and among the Company and the purchasers named therein.

10.2	Amended and Restated Revolving Credit Agreement, dated as of February 18, 2015, by and between the Company and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 20, 2015	LINDSAY CORPORATION

	By:	/s/ James C. Raabe
James C. Raabe, Vice President and Chief Financial Officer